Exhibit 4.4

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made and entered into as of February 2, 2021, by and among Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and High Trail Investments SA LLC (the “Holder”).

RECITALS

WHEREAS, the Company has issued that certain Warrant to Purchase Common Stock (the “Warrant”), to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 30, 2020, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Warrant; and

WHEREAS, pursuant to Section 9 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF WARRANT

1.1. Section 1(i) of the Warrant. Section 1(i) of the Warrant is hereby amended and restated in its entirety to read as follows:

“(i) Forced Exercise. In the event that the Closing Sale Price per share of Common Stock exceeds thirty dollars ($30) (appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period) for twenty (20) consecutive Trading Days (such period, the “Forced Exercise Period”), then the Company may, at its sole discretion, if the Equity Conditions are then satisfied, provide written notice, in the manner required for notices delivered to a Buyer (as defined in the Securities Purchase Agreement) pursuant to the Securities Purchase Agreement, to the Holder requiring the Holder to exercise this Warrant in full (and not in part) (the “Forced Exercise Notice”) no later than the fifth (5th) Business Day following the last Trading Day of the Forced Exercise Period. The date of exercise with respect to any such forced exercise shall be the date upon which the Company delivers the Forced Exercise Notice to the Holder (the “Forced Exercise Closing”). If a registration statement covering the issuance or resale of the Warrant Shares issuable pursuant to the Forced Exercise Notice (the “Forced Exercise Warrant Shares”) is available for the issuance or resale of the Forced Exercise Warrant Shares, then the forced exercise shall be a cash exercise. If a registration statement covering the issuance or resale of the Forced Exercise Warrant Shares is not available for the issuance or resale, as applicable of such Forced Exercise Warrant Shares, then the forced exercise may be a cash exercise or cashless exercise in accordance with Section 1(d), at the Holder’s option. So long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise, if applicable) on or prior to the first (1st) Trading Day following the date on which the Forced Exercise Notice has been delivered by the Company, then on or prior to the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Forced Exercise Notice has been delivered by the Company, or, if the Holder does not deliver the Aggregate Exercise Price (or notice of a Cashless Exercise, if applicable) on or prior to the first (1st) Trading Day following the date on which the Forced Exercise Notice has been delivered by the Company, then on or prior to the first (1st) Trading Day following the date on which the Aggregate Exercise Price (or notice of a Cashless Exercise, if applicable) is delivered (such earlier date, or if later, the earliest day on which the Company is required to deliver Warrant Shares pursuant to this Section 1(i), also constituting a Share Delivery Date), the Company shall (X) provided that the Transfer Agent is participating in FAST, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in FAST, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Such forced exercise shall not be required if either (a) the Equity Conditions do not remain satisfied on each Trading Day through the date of the Forced Exercise Notice or (b) the Closing Bid Price per share of Common Stock does not exceed thirty dollars ($30) (appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period) through the date of such notice. If the Equity Conditions are not satisfied during the Forced Exercise Period through the date of the Forced Exercise Notice solely due to the fact that the forced exercise of this Warrant and the issuance of the Forced Exercise Warrant Shares pursuant to such forced exercise would be limited by Section 1(f), then the Company may, in its sole discretion, provide written notice to the Holder requiring the Holder to exercise this Warrant in part (and not in full) for such number of shares that could be issued in compliance with Section 1(f) such that the Holder together with the other Attribution Parties collectively shall beneficially own in the aggregate the Maximum Percentage of the number of shares of Common Stock outstanding as of the Forced Exercise Closing. Notwithstanding the foregoing, if the average daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the applicable Eligible Market during such Forced Exercise Period (the “Average DDT Volume”) is less than ten million dollars ($10,000,000) (the “Minimum Volume”), then such exercise of this Warrant shall be limited to a number of shares of Common Stock equal to the lesser of (1) product of: (A) the aggregate number of shares of Common Stock originally subject to this Warrant (adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction that has occurred since the Issuance Date) multiplied by (B) the quotient of the Average DDT Volume for such Forced Exercise Period divided by the Minimum Volume, and (2) the aggregate number of shares of Common Stock then subject to this Warrant (adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction that has occurred since the Issuance Date) assuming a cash exercise of the Warrant. The Company may not exercise its right to require the Holder to exercise this Warrant more than once in any thirty (30) day period.”

ARTICLE II

MISCELLANEOUS

2.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Securities Purchase Agreement, the Warrant will continue to have a holding period under Rule 144 promulgated under the Securities Act of 1933, as amended, that will be deemed to have commenced as of December 1, 2020.

2.2. Disclosure of Amendment. No later than 5:30 p.m., New York time, on February 3, 2021, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Securities Purchase Agreement, this Amendment or the Transaction Documents (as defined in the Securities Purchase Agreement).

2.3. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections of the Warrant.

2.4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement.

2.5. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.

2.6. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

2.7. Electronic and Facsimile Signatures. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

COMPANY:

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

HOLDER:

HIGH TRAIL INVESTMENTS SA LLC

By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]